                                                        EXHIBIT 99.2


               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rational Software Corporation

  We have audited the accompanying consolidated balance sheets of Rational Software Corporation as of March 31, 1996 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In February 1997, the Company merged with SQA, Inc. in a transaction which was accounted for as a pooling of interests. We did not audit the financial statements of SQA, Inc. for the years prior to fiscal 1997, which statements reflect total assets constituting 32% of the related 1996 consolidated financial statement totals, and which statements reflect net income (loss) of approximately ($2,422,000) and $431,000 of related 1995 and 1996 consolidated financial statement totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for SQA, Inc. is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rational Software Corporation at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
April 22, 1997

                         RATIONAL SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FISCAL YEAR ENDED MARCH 31,
                                                   ---------------------------
                                                    1995     1996      1997
                                                   -------  -------  --------
Net product revenue............................... $42,611  $64,743  $ 91,696
Consulting and support revenue....................  34,738   39,209    53,677
                                                   -------  -------  --------
  Total revenue...................................  77,349  103,952   145,373
Cost of product revenue...........................   7,148    7,826     9,134
Cost of consulting and support revenue............  18,875   20,823    26,566
                                                   -------  -------  --------
  Total cost of revenue...........................  26,023   28,649    35,700
                                                   -------  -------  --------
  Gross margin....................................  51,326   75,303   109,673
Product research and development expenses.........  13,914   18,305    24,445
Sales and marketing expenses......................  28,454   41,000    50,646
General and administrative expenses...............   7,892   11,690    16,995
Charges for acquired in-process research and
 development......................................     --     8,700    56,798
Merger and restructuring costs (credit)...........  (1,100)     --      7,201
                                                   -------  -------  --------
  Total operating expenses........................  49,160   79,695   156,085
                                                   -------  -------  --------
  Operating income (loss).........................   2,166   (4,392)  (46,412)
Other income, net.................................     496    1,830     7,917
                                                   -------  -------  --------
  Income (loss) before income taxes...............   2,662   (2,562)  (38,495)
Provision for income taxes........................     406    1,028     4,459
                                                   -------  -------  --------
Net income (loss)................................. $ 2,256  ($3,590) ($42,954)
                                                   =======  =======  ========
Net income (loss) per common share................   $0.08  ($0.10)   ($0.98)
Shares used in computing per share amounts........  29,745   35,938    43,702



                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               MARCH 31,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents............................... $ 80,378  $ 227,493
  Short-term investments..................................    8,711      2,525
  Accounts receivable, net of allowance for doubtful
   accounts of $1,286 in 1996 and $1,960 in 1997..........   26,043     33,565
  Prepaid expenses and other assets.......................    2,550      3,395
                                                           --------  ---------
    Total current assets..................................  117,682    266,978
Property and equipment, net...............................    6,247     13,291
Other assets, net.........................................    2,210     22,521
                                                           --------  ---------
    Total assets.......................................... $126,139  $ 302,790
                                                           ========  =========

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Accounts payable........................................ $  3,802  $   9,981
  Accrued employee benefits...............................    9,225     12,269
  Other accrued expenses..................................    5,182      8,255
  Current portion of accrued merger and restructuring
   expenses...............................................      575      9,236
  Deferred revenue........................................   17,885     17,936
  Current portion of long-term debt and lease
   obligations............................................      654      2,010
                                                           --------  ---------
    Total current liabilities.............................   37,323     59,687
Accrued rent..............................................      880        535
Long-term accrued merger and restructuring expenses.......    1,309        916
Long-term debt............................................      --       1,741
                                                           --------  ---------
    Total liabilities.....................................   39,512     62,879
                                                           --------  ---------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 75,000 shares authorized,
   issued and outstanding 40,211 shares in 1996 and 47,684
   shares in 1997.........................................      402        477
  Additional paid-in capital..............................  155,336    356,270
  Treasury stock..........................................   (1,340)    (1,340)
  Accumulated deficit.....................................  (67,905)  (115,006)
  Cumulative translation adjustment.......................      134       (490)
                                                           --------  ---------
    Total stockholders' equity............................   86,627    239,911
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $126,139  $ 302,790
                                                           ========  =========

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

           CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED
                         STOCK AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                        REDEEMABLE
                                        CONVERTIBLE
                                      PREFERRED STOCK
                                      ----------------
                                      SHARES   AMOUNT                     STOCKHOLDERS' EQUITY
                                      ------  --------  ------------------------------------------------------
                                      COMMON STOCK      ADDITIONAL                       CUMULATIVE      TOTAL
                                      -------------      PAID-IN   TREASURY  ACCUMULATED TRANSLATION STOCKHOLDERS'
                                      SHARES AMOUNT      CAPITAL    STOCK      DEFICIT   ADJUSTMENT     EQUITY
                                      ------ ------     ---------- --------- ----------- ----------- -------------
BALANCE AT MARCH 31, 1994.....         4,060  $  4,866
Issuance of Series C preferred
 stock........................         2,172     3,030
Exercise of stock options.....
Issuance of common stock......           --        --
Issuance of treasury stock....           --        --
Net income....................           --        --
                                      ------  --------
BALANCE AT MARCH 31, 1995.....         6,232     7,896
Issuance of Series D preferred
 stock........................         1,393     4,455
Conversion of redeemable
 preferred stock to common
 stock........................        (7,625)  (12,351)
Issuance of common stock, net
 of $808 in costs.............           --        --
Issuance of common stock, net
 of $852 in costs.............           --        --
Issuance of common stock for
 the acquisition of Objectory
 AB...........................           --        --
Exercise of common stock
 options......................
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................           --        --
Cumulative translation
 adjustment...................           --        --
Net loss......................           --        --
                                      ------  --------
BALANCE AT MARCH 31, 1996.....           --        --
Issuance of common stock, net
 of expenses of $675..........
Exercise of common stock
 options......................           --        --
Issuance of common stock......
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................           --        --
Stock options issued in
 business combination.........           --        --
Tax benefit from option
 transactions.................           --        --
Cumulative translation
 adjustment...................           --        --
Net loss......................           --        --
Net transactions of SQA from
 January 1, 1997 to March 31,
 1997.........................           --        --
                                      ------  --------
BALANCE AT MARCH 31, 1997.....           --        --
                                      ======  ========
BALANCE AT MARCH 31, 1994.....        24,874      $249  $ 70,601  $(1,394)   $ (66,571)    $ --       $  2,885
Issuance of Series C preferred
 stock........................           --    --            (22)     --           --        --            (22)
Exercise of stock options.....           221     2           636                                           638
Issuance of common stock......            66     1           226      --           --        --            227
Issuance of treasury stock....           --    --            --        54          --        --             54
Net income....................           --    --            --       --         2,256       --          2,256
                                      ------ ------     --------  -------    ---------     -------    --------
BALANCE AT MARCH 31, 1995.....        25,161   252        71,441   (1,340)     (64,315)      --          6,038
Issuance of Series D preferred
 stock........................           --    --            (20)     --           --        --            (20)
Conversion of redeemable
 preferred stock to common
 stock........................         4,575    46        12,305      --           --        --         12,351
Issuance of common stock, net
 of $808 in costs.............         1,720    17        28,935      --           --        --         28,952
Issuance of common stock, net
 of $852 in costs.............         5,759    57        29,888      --           --        --         29,945
Issuance of common stock for
 the acquisition of Objectory
 AB...........................         1,497    15         8,754      --           --        --          8,769
Exercise of common stock
 options......................         1,349    14         3,585                                         3,599
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................           150     1           448      --           --        --            449
Cumulative translation
 adjustment...................           --    --            --       --           --        134           134
Net loss......................           --    --            --       --        (3,590)      --         (3,590)
                                      ------ ------     --------  -------    ---------     -------    --------
BALANCE AT MARCH 31, 1996.....        40,211   402       155,336   (1,340)     (67,905)      134        86,627
Issuance of common stock, net
 of expenses of $675..........         5,188    52       186,304      --           --        --        186,356
Exercise of common stock
 options......................         1,216    12         4,703      --           --        --          4,715
Issuance of common stock......           258     3         4,369      --           --        --          4,372
Issuance of common stock under
 Employee Stock Purchase
 Plan.........................           787     8         2,927      --           --        --          2,935
Stock options issued in
 business combination.........           --    --          1,600      --           --        --          1,600
Tax benefit from option
 transactions.................           --                  880                   --        --            880
Cumulative translation
 adjustment...................           --    --            --       --           --       (624)         (624)
Net loss......................           --    --            --       --       (42,954)      --        (42,954)
Net transactions of SQA from
 January 1, 1997 to March 31,
 1997.........................            24   --            151      --        (4,147)      --         (3,996)
                                      ------ ------     --------  -------    ---------     -------    --------
BALANCE AT MARCH 31, 1997.....        47,684  $477      $356,270  $(1,340)   $(115,006)    $(490)     $239,911

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     1995     1996      1997
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................ $ 2,256  $(3,590) $(42,954)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Charges for acquired in-process research and
     development...................................     --     8,700    56,798
    Depreciation...................................   4,361    3,873     4,063
    Amortization...................................     678      842     1,675
    Compensation expense for stock option grants...     --       229       145
    Changes in operating assets and liabilities
      Accounts receivable..........................  (4,145)  (4,550)   (9,083)
      Prepaids and other, net......................     402     (947)      829
      Accounts payable.............................   1,161   (1,336)    5,122
      Accrued employee benefits and accrued
       expenses....................................  (1,564)   2,296    (2,392)
      Deferred revenue.............................   1,181    9,367       (23)
      Accrued merger and restructuring expenses....  (4,062)    (329)    8,268
                                                    -------  -------  --------
    Net cash provided by operating activities......     268   14,555    22,448
                                                    -------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments..............  (2,369) (11,124)  (10,611)
  Maturities and sales of short-term investments...   7,581    3,449    16,824
  Purchase of property and equipment...............  (3,361)  (3,608)   (9,143)
  Additions to capitalized software costs..........    (154)     --        --
  Business combinations, net of cash acquired......     --       279   (69,992)
                                                    -------  -------  --------
    Net cash provided by (used in) investing
     activities....................................   1,697  (11,004)  (72,922)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under long-term debt and
   capital lease obligations.......................  (2,463)  (2,569)     (644)
  Net proceeds from issuance of common stock.......     865   62,715   198,233
  Net proceeds from the sale of redeemable
   convertible preferred stock, net of issuance
   costs...........................................   3,008    4,435       --
  Other............................................      35      --        --
                                                    -------  -------  --------
    Net cash provided by financing activities......   1,445   64,581   197,589
Net increase in cash and cash equivalents..........   3,410   68,132   147,115
Cash and cash equivalents at beginning of year.....   8,836   12,246    80,378
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $12,246  $80,378  $227,493
                                                    =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid:
    Income taxes...................................     199      355       929
    Interest paid..................................     101      107        12
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of redeemable preferred stock to
   common stock....................................     --    12,351       --
  Options issued in business combination...........     --       --      1,600
  Tax benefit from option transactions.............     --       --        880
  Note payable issued for business combination.....     --       --      2,800

                See Notes to Consolidated Financial Statements.

                         RATIONAL SOFTWARE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and basis of presentation. Rational Software Corporation (the Company) was incorporated under the laws of Delaware on July 28, 1982. The Company develops, markets and supports a comprehensive solution for the component-based development of software systems.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries including SQA, Inc. (SQA), which was merged with the Company effective February 26, 1997. The historical consolidated financial statements of the Company for all periods prior to such merger date have been restated to reflect the merger, which has been accounted for as a pooling-of-interests. The consolidated financial statements for all periods include results of the Company's operations and balance sheet data on a March 31 fiscal year basis and SQA's results on a December 31, fiscal year basis. All intercompany transactions and balances have been eliminated upon consolidation.

  Use of estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. FAS 121 became effective for the Company on April 1, 1996. The adoption of FAS 121 did not have a material effect on the Company's consolidated results of operations.

  Revenue recognition. The Company recognizes revenue and related costs from the sale of its software products and systems upon shipment to the customer if collection is probable and remaining Company obligations are insignificant. Revenue from software royalties, whether they are advance payments that are nonrefundable or minimum royalty guarantees payable over a fixed period, is recorded when the earnings process is complete and collection is considered probable. Revenue from consulting services is recognized when earned. Customer support revenue is deferred and recognized on a straight-line basis over the period covered by the customer-support agreements. Contract revenue, which generally represents special or custom engineering development under milestone payments, is recognized in conformity with Accounting Research Bulletin No. 45, "Long-Term Construction Type Contracts", using the relevant guidance in SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts".

  Software capitalization. Computer software development costs are capitalized after the economic and technological feasibility of a new product is established. Capitalized costs are amortized on a product basis over the estimated economic life of a general-release product, which generally does not exceed three years. The annual amortization is the greater of the amount computed using the straight-line method or the amount computed using the ratio of current revenue to the total of current and anticipated future revenues. Capitalized software-development costs are also written down periodically to net realizable value based on an analysis of anticipated future revenues. Research and development costs prior to the establishment of the economic and technological feasibility of a product are expensed as incurred.

  There were no capitalized software development costs as of March 31, 1996 and 1997. For the years ended March 31, 1995, 1996 and 1997, software amortization was $472,000, $329,000 and $0, respectively.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  Translation of foreign currencies. Accounts denominated in foreign currencies have been translated in accordance with Statement of Financial Accounting Standards No. 52. The functional currency for the Company's international sales operations is the U.S. dollar, with the exception of its Swedish subsidiary for which the functional currency is the local currency. Gains and losses resulting from the remeasurement of the foreign currency financial statements of the sales operations into U.S dollars are included in other income. Gains and losses resulting from foreign currency translation of the Swedish subsidiary are accumulated as a separate component of stockholders' equity.

  Other income. During the year ended March 31, 1997, other income consisted primarily of interest earned on the Company's excess cash, cash equivalents and short-term investments and interest expense. It also included gains and losses on foreign currency transactions.

  Net income (loss) per share. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common stock equivalents consist of stock options using the treasury stock method and redeemable convertible preferred stock.

  Cash, cash equivalents and short-term investments. Cash equivalents are highly liquid investments with original maturity dates of three months or less at the date of acquisition. Investments with maturity dates of greater than three months are considered to be short-term investments.

  All the Company's cash equivalents and short-term investments are classified as available-for-sale under the provisions of Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Investments are carried at amortized cost which approximates estimated fair value based on quoted market prices at March 31, 1996 and 1997.

  Under FAS 115, management classifies investments as trading, available-for-sale, or held-to-maturity at the time of purchase and periodically reevaluates such designation. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized over the life of the investment to interest income. Debt securities not classified as held-to-maturity are classified as available-for-sale and reported at fair market value. Unrecognized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method.

  Property and equipment. The Company's property and equipment are recorded at cost, which is generally depreciated over three- to five-year periods using the straight-line method. The cost of furniture and equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the asset and is amortized over the shorter of the term of the related lease or the estimated useful life of the asset. Leasehold improvements are depreciated over the remaining life of the lease.

  Stock-based compensation. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant, accordingly, no compensation expense is recorded. The Company recognizes compensation expense for those options granted with an exercise price less than fair value.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  Fair value of financial instruments. The carrying values reported in the balance sheet for cash and cash equivalents, short-term investments and long-term debt approximate fair value. The fair value of short-term investments is based on quoted market prices.

  Advertising costs. The Company expenses advertising costs as incurred. Advertising costs totaled $1,362,000, $2,109,000 and $2,618,000 for the years ended March 31, 1995, 1996 and 1997, respectively.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current year presentation.

  Recent pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on March 31, 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded.

2. RISKS DUE TO CONCENTRATIONS

  Concentrations of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company's investment policy limits its exposure to concentrations of credit risk for cash equivalents. The Company sells its products primarily to major corporations and systems integrators that serve a wide variety of U.S. and foreign markets. Collateral or deposits generally are not required from customers who demonstrate a positive credit record and sound financial condition. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

  International sales. International sales currently account for approximately one-third of the Company's revenues, and the Company expects that international sales will continue to account for a significant portion of the Company's revenues in future periods. Any material adverse effect on the Company's international business would have a material adverse effect on the Company's financial statements. Also, the Company's international sales are generally denominated in foreign currencies. Losses on the conversion of foreign-denominated receivables into U.S. dollars may have a material adverse effect on the Company's financial statements.

  From time to time the Company enters into short-term forward exchange contracts to hedge against the impact of foreign currency fluctuations on accounts receivable denominated in foreign currencies. The total amount of these contracts is offset by the underlying foreign currency denominated accounts receivable. The gains or losses on the contracts are included in income as the contracts expire and are offset by gains and losses on the underlying receivables being hedged. At March 31, 1997, the Company had outstanding forward exchange contracts, all having maturities of approximately 35 days, to exchange various European currencies for US. dollars in the amounts of $7,397,000. Neither the carrying amount nor the fair value of these foreign currency forward exchange contracts was material at March 31, 1997. One major U.S. multinational bank is counterparty to all these contracts. The associated gains and losses are not material to the Company's results of operations. There were no forward exchange contracts outstanding at March 31, 1996.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

3. MERGER WITH SQA, INC.

  On February 26, 1997, the Company acquired all the outstanding shares of SQA, Inc.("SQA"), a company incorporated in Delaware, by issuing approximately 6,997,000 shares of common stock. In addition, each outstanding option or right to purchase SQA common stock under various stock option and purchase plans were assumed by the Company and became an option or right to purchase the Company's common stock after giving affect to the 0.86 exchange ratio. SQA is primarily involved in developing and marketing integrated software products for the automated testing and quality management of Windows-based client/server applications. The acquisition was accounted for a pooling-of-interests, and accordingly, the Company's historical consolidated financial statements have been restated to include the results for SQA for all periods presented. The following information shows revenue and net income (loss) of the separate companies for the periods preceding the combination. Information relating to SQA is for the year ended December 31, 1996, 1995 and 1994 respectively (in thousands):

                                          RATIONAL             MERGER
                                          SOFTWARE    SQA,    RELATED
                                         CORPORATION  INC.    EXPENSES  COMBINED
                                         ----------- -------  --------  --------
Year ended March 31, 1997
  Revenue...............................  $121,264   $24,109  $   --    $145,373
  Net income (loss).....................   (40,518)    4,765   (7,201)   (42,954)
Year ended March 31, 1996
  Revenue ..............................  $ 91,107   $12,845  $   --    $103,952
  Net income (loss).....................    (4,021)       31      --      (3,590)
Year ended March 31, 1995
  Revenue ..............................  $ 72,899   $ 4,450  $   --    $ 77,349
  Net income (loss).....................     4,678    (2,422)     --      (2,256)

  Revenue and net loss of SQA for the three-month period ended March 31, 1997 the period which is excluded in the accompanying financial statements was $2,351,000 and $4,147,000, respectively. Included in the accompanying consolidated statement of operations for the year ended March 31, 1997 are merger-related expenses totaling $7,201,000 consisting primarily of charges for investment banking and professional fees of $3,100,000, severance costs of $1,767,000 associated with employee terminations and charges of $2,334,000 incurred as a result of the closing of duplicate facilities, other merger-related administrative costs and asset write-downs. As of March 31, 1997 the Company has paid out or charged $3,842,000 against the related merger accrual.

4. PURCHASE OF VISUAL TEST PRODUCT AND BUSINESS COMBINATIONS

  VISUAL TEST PRODUCT. During October 1996 the Company purchased the Visual Test product from Microsoft Corporation. The aggregate purchase price (including direct acquisition costs) was $23,146,000 in cash, which has been allocated to the fair value of the assets acquired, including in-process research and development. Acquired in-process research and development represents the present value of the estimated cash flows expected to be generated by Visual Test related technology, which at the acquisition date had not yet reached the point of technological feasibility and does not have an alternative future use. The value of the in-process research and development was charged to operations on the acquisition date.

  REQUISITE, INC. During February 1997 the Company acquired all of the outstanding shares of common stock of Requisite, Inc. a Colorado-based provider of software requirements-management tools and training. The aggregate purchase price (including direct acquisition costs) was $8,631,000. The Company also assumed the outstanding prequisite employee stock options in exchange for stock options to purchase 6,450 shares of common stock of the Company.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  SOFTLAB AB. During March 1997 the Company acquired all the outstanding shares of common stock of Softlab AB, a developer of custom software-engineering tools, integrated software-development environments, and software-development processes based in Sweden. The aggregate purchase price (including direct acquisition costs) was $6,732,000 in cash, plus notes payable totaling approximately $2,800,000. The notes are due in two equal installments on the first and second anniversary of the closing date.

  PERFORMANCE AWARENESS CORPORATION. During March 1997 the Company acquired all the outstanding shares of capital stock of Performance Awareness Corporation for cash and assumed the outstanding Performance Awareness employee stock options in exchange for options to purchase 250,000 shares of the Company's Common Stock. Performance Awareness develops, markets and supports automated software quality products and related services that provide solutions for the software testing market. The aggregate purchase price (including direct acquisition costs) was $32,929,000 in cash and fair value of options which were assumed by the Company.

  SOFTWARE 9000. Also during March 1997, the Company acquired all the outstanding shares of common stock of Software 9000, a New Zealand software distribution company. The aggregate purchase price was $425,000 (including direct acquisition costs).

  OBJECTORY AB. During October 1995, the Company signed a definitive agreement to purchase all the outstanding stock of Objectory AB, a Swedish software development company, in exchange for 1,496,718 shares of common stock.

  The Company has accounted for the acquisitions of Requisite, Inc., Softlab AB, Performance Awareness, Software 9000 and Objectory AB using the purchase method, and accordingly, the operating results of the respective companies are included in the consolidated results of the Company from the date of acquisition. The consolidated balance sheets include the assets and liabilities of these businesses at March 31, 1997. The total purchase price paid for the Visual Test product and of each acquisition was allocated based upon discounted cash flow valuation techniques and is summarized as of March 31, as follows (in thousands):

                                               1997                          1996
                          ------------------------------------------------ ---------
                          VISUAL                      PERFORMANCE
                           TEST   REQUISITE, SOFTLAB   AWARENESS  SOFTWARE OBJECTORY
                          PRODUCT    INC.      AB     CORPORATION   9000      AB
                          ------- ---------- -------  ----------- -------- ---------
Property and equipment..  $   --    $  132   $  508     $   894     $ 16    $   188
Intangible assets.......    5,488    2,447    3,632      10,094      366      1,216
Severance and facility
 accruals...............      --       --      (163)     (3,573)     --        (312)
Net assets (liabilities)
 acquired...............      --       341     (512)     (1,848)      43     (1,022)
In-process research and
 development............   17,658    5,711    6,067      27,362      --       8,700
                          -------   ------   ------     -------     ----    -------
                          $23,146   $8,631   $9,532     $32,929     $425    $ 8,770
                          =======   ======   ======     =======     ====    =======

  Intangible assets include developed technology, assembled workforce, customer base, trade name and covenant not-to-compete. The estimated average useful life of these assets is four years. Accumulated amortization of intangible assets totaled $2,184,000 and $509,000 at March 31, 1997 and 1996, respectively. In-process research and development represents the present value of the estimated cash flows expected to be generated by the related technology from the Visual Test product and from each acquisition, which at the date of purchase had not yet reached the point of technological feasibility and does not have an alternative future use. Therefore, in accordance with generally accepted accounting principles, the in-process research and development was written off and charged to operations during the quarter in which the purchase took place.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  The following unaudited pro forma combined results of operations of the Company for fiscal 1996 and 1997, had the business combinations occurred at the beginning of each fiscal year presented, including non-recurring charges for acquired in-process technology of $8,700,000 and $56,798,000 in 1996 and 1997, respectively, are as follows:

                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                   DATA)
      Net revenue........................................... $118,880  $158,606
      Net loss.............................................. $(10,419) $(50,059)
      Net loss per share.................................... $  (0.28) $  (1.15)

  The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been completed at the beginning of the periods indicated, nor is it necessarily indicative of future operating results.

5. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company's cash equivalents and short-term investments as of March 31, 1996 and 1997 are as follows (in thousands):

                                                                 1996     1997
                                                                ------- --------
      Cash and cash equivalents:
        Cash................................................... $ 7,998 $ 10,518
        Money market funds.....................................  35,470  169,305
        Commercial paper.......................................   3,470   11,875
        U.S. Government........................................  33,440   35,795
                                                                ------- --------
          Total................................................ $80,378 $227,493
                                                                ======= ========
      Short-term investments:
        U.S. government........................................ $ 4,745 $    --
        Commercial paper.......................................   3,908    2,465
        Certificates of deposit................................      58       60
                                                                ------- --------
          Total................................................ $ 8,711 $  2,525
                                                                ======= ========

  Realized gains and losses on sales of available-for-sale securities were immaterial for the years ended March 31, 1996 and 1997. There were no significant unrealized holding gains or losses on such securities at March 31, 1996 and 1997.

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

6. PROPERTY AND EQUIPMENT

  Property and equipment at March 31, 1996 and 1997 is as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
     Computer, office and manufacturing equipment........... $ 23,816  $ 27,686
     Office furniture.......................................    2,192     3,031
     Leasehold improvements.................................    1,228     2,342
                                                             --------  --------
                                                               27,236    33,059
     Accumulated depreciation and amortization..............  (20,989)  (19,768)
                                                             --------  --------
     Net property and equipment............................. $  6,247  $ 13,291
                                                             ========  ========

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  In November 1989, the Company entered into a product development and loan agreement with International Business Machines (IBM) whereby the Company received interest-free loans of $8,700,000 to develop certain proprietary software products in which the Company retains full ownership rights. In exchange, the Company granted IBM distribution and marketing rights to the products under development, the right to evaluate all of the Company's technology for a period of five years, and an agreement to refrain from undertaking any other development that would impair its ability to perform under the agreement. The Company also provides consulting to IBM in certain technology areas. The loans were fully repaid as of March 31, 1997.

  The Company leases certain equipment and furniture under capitalized lease obligations. The related obligations under capitalized leases represent the present value of future minimum lease payments. Assets capitalized under leases totaled $3,979,000 and $4,524,000 at March 31, 1996 and 1997,
respectively. Long-term debt and capitalized lease obligations consist of the following at March 31 (in thousands):

                                                               1996    1997
                                                               -----  -------
     Long-term debt payable to IBM............................ $ 488  $   --
     Note payable to former Softlab AB shareholders...........   --     2,800
     Present value of capital lease obligation................   166      416
     Other....................................................   --       535
                                                               -----  -------
                                                                 654    3,751
     Less current portion of capital lease obligations and
      debt....................................................  (654)  (2,010)
                                                               -----  -------
     Due after one year....................................... $ --   $ 1,741
                                                               =====  =======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

8. COMMITMENTS AND CONTINGENCIES

  Commitments. The Company leases its primary office space under operating
  -----------
leases. Rental expense for facilities was approximately $2,070,000, $2,750,000 and $3,520,000 for the years ended March 31, 1995, 1996 and 1997, respectively. As a result of merger-related activity at March 31, 1997, the Company has accrued $1,339,000 of estimated costs of future rent associated with the excess office space. Estimated future rents from sublease agreements are $501,000, $358,000, and $119,000 in fiscal 1998, 1999 and 2000, respectively. Future minimum rental payments, net of sublease income, at March 31, 1997 are as follows for the fiscal years indicated (in thousands):

     1998............................................................... $ 5,127
     1999...............................................................   4,743
     2000...............................................................   3,443
     2001...............................................................   2,043
     2002...............................................................     471
     Thereafter.........................................................     495
                                                                         -------
                                                                         $16,322
                                                                         =======


  Legal Matters. On December 1, 1995, a complaint was filed against the
  -------------
Company relating to the Company's preliminary acquisition negotiations with Interactive Development Environments, which were subsequently terminated. The complaint was settled in March 1997, within amounts previously reserved for.

     On December 16, 1996, the Company filed a lawsuit against Silicon Graphics, Inc. ("SGI") arising from SGI's failure to pay certain royalties due to the Company under a software license agreement entered into between the Company's predecessor, VERDIX Corporation, and SGI. SGI has filed an answer denying the Company's allegations, and also filed a cross-complaint against the Company for unspecified damages for alleged wrongdoing arising out of the license agreement with SGI. The Company denies the allegations and intends to vigorously defend SGI's claims. The Company believes the resolution of this matter will not have an adverse impact on its financial condition and results of operations.

9. STOCKHOLDERS' EQUITY

  Common stock. In July 1996, the Company's Board of Directors and stockholders approved a two-for-one stock split payable in the form of a stock dividend to stockholders. All share and per share information have been adjusted to reflect this change.

  During October 1996, the Company sold 5,188,000 shares of common stock in a public offering. Net proceeds from the sale were $186,356,000 after deducting underwriting discounts, commissions, and other related expenses.

  Stock options. The Company provides equity incentives to employees and directors by means of incentive stock options and nonstatutory options which historically have been provided under various stock option plans. The Company now issues options from the Non-Employee Director Stock Option Plan and the 1997 Stock Option Plan. Stock options generally vest over a period of four years. Under these plans, the Company may grant either nonstatutory or incentive stock options and the option price per share cannot be less than 85% of fair market value in the case of nonstatutory options, or 100% of fair market value in the case of incentive stock options, determined on the date that the option is granted. Under these plans, the Company has reserved 8,468,200 shares for issuance at March 31, 1997. Options expire at various dates ranging from 5 to 10 years from the date of grant.

  In July, 1995, an amendment was approved during the annual meeting of the Company's stockholders that established a new formula for determining the size of directors grants and that lengthened the vesting period of directors grants. The compensation expense recognized during fiscal 1996 and 1997 as a result of this change was $229,000 and $145,000, respectively.

                         RATIONAL SOFTWARE CORPORATION

                                 MARCH 31, 1997

  Activity under all plans is summarized as follows:

                                                      SHARES UNDER OUTSTANDING
                                                              OPTIONS
                                                     ---------------------------
                                                                    WEIGHTED-
                                    SHARES AVAILABLE                 AVERAGE
                                       FOR GRANT       OPTIONS    EXERCISE PRICE
                                    ---------------- -----------  --------------
Balance at March 31, 1994.........      3,422,832      3,234,918      $ 2.64
  Granted.........................     (2,723,378)     2,723,378        2.61
  Exercised.......................            --       (221,003)        2.71
  Canceled........................        338,077      (338,077)        3.61
  Expired.........................       (448,620)           --          --
                                      -----------    -----------      ------
Balance at March 31, 1995.........        588,911      5,399,216        2.56
Additional shares authorized......      1,952,532            --          --
  Granted.........................    (1,679,429)      1,679,429        7.44
  Exercised.......................            --     (1,349,398)        2.50
  Canceled........................        244,975      (244,975)        2.50
  Expired.........................        (16,860)           --          --
                                      -----------    -----------      ------
Balance at March 31, 1996.........      1,090,129      5,484,272        4.11
Additional shares authorized......      3,250,000            --          --
Expiration of SQA option plans....       (123,036)           --          --
  Granted.........................     (4,328,634)     4,328,634       24.48
  Exercised.......................            --      (1,215,624)       3.66
  Canceled........................        554,317       (554,317)      15.75
  Expired.........................        (13,226)           --          --
Net transactions of SQA during the
 period from January 1, 1997 to
 March 31, 1997...................        (94,385)        90,070       32.98
                                      -----------    -----------      ------
Balance at March 31, 1997.........        335,165      8,133,035      $14.54
                                      ===========    ===========      ======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  At March 31, 1996 options to purchase 1,585,514 shares of common stock were exercisable at a weighted-average exercise price of $2.92. At March 31, 1997 the range of options outstanding and exercisable is as follows:

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                                       REMAINING  AVERAGE              AVERAGE
       RANGE OF             NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
     EXERCISE PRICES      OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     ---------------      ----------- ----------- -------- ----------- --------
     $0.29-$0.29.........    359,537     4.68      $ 0.29     205,865   $ 0.29
     $0.87-$3.47.........  2,441,461     5.46        2.65   1,365,270     2.77
     $3.75-$7.06.........    713,296     7.67        6.16     240,035     5.57
     $7.69-$12.31........    437,338     8.63        9.37      74,596     9.06
     $13.57-$19.75.......  1,729,381     9.77       17.50      54,187    14.21
     $20.63-$29.14.......  1,672,345     8.23       26.28      31,193    24.89
     $31.06-$39.56.......    779,677     8.72       37.21       9,331    37.33
                           ---------     ----      ------   ---------   ------
                           8,133,035     7.59      $14.54   1,980,477   $ 3.92
                           =========     ====      ======   =========   ======

  Employee stock purchase plan. The Company has an employee stock purchase plan ("ESPP") under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of the lower of fair market values as of the beginning or end of the offering period. Stock purchases under the plan are limited to the lessor of 10% of an employee's compensation or $25,000 per year. At March 31, 1997, 931,000 shares had been issued under the Plan and 269,000 shares were reserved for issuance.

  Stock-based compensation. Pro forma information regarding net income (loss) and earnings (loss) per share is required by FASB 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FASB 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                               STOCK
                                                              OPTIONS    ESPP
                                                             --------- ---------
                                                             1996 1997 1996 1997
                                                             ---- ---- ---- ----
     Expected life (years).................................. 3.47 3.52  0.5  0.5
     Expected volatility.................................... 0.62 0.59 0.76 1.02
     Risk-free interest rate................................ 5.79 6.52 5.64 5.38

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period (for options) and the six-month purchase period (for stock purchases under the
ESPP). The Company's pro forma information for the years ended March 31, is as follows (in thousands, except for loss per share information):

                                                               1996      1997
                                                              -------  --------
     Net loss:
       As reported........................................... $(3,590) $(42,954)
       Pro forma.............................................  (5,367)  (54,663)
     Net loss per share:
       As reported........................................... $ (0.10) $  (0.98)
       Pro forma.............................................   (0.15)    (1.25)

  Because FASB 123 is applicable only to awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1999 and is not expected to be indicative of the effects on net income (loss) and net income (loss) per share in future years.

  The weighted-average fair value of options granted at market value during fiscal 1996 and 1997 was $3.81 and $11.74 per share, respectively. The weighted-average fair value of employee stock purchase rights during fiscal 1996 and 1997 was $1.35 and $4.65 per share, respectively.

10. INCOME TAXES

  Pretax income (loss) from continuing operations is as follows at March 31 (in thousands):

                                                        1995   1996      1997
                                                       ------ -------  --------
     Domestic......................................... $2,404 $(4,002) $(41,538)
     Foreign..........................................    258   1,440     3,043
                                                       ------ -------  --------
         Total........................................ $2,662 $(2,562) $(38,495)
                                                       ====== =======  ========

  The provision for income taxes consists of the following at March 31 (in thousands):

                                                             1995   1996   1997
                                                             ----- ------ ------
     Current
       Federal.............................................. $ 100 $   28 $2,029
       State................................................    70     52    730
       Foreign..............................................   236    948  1,700
                                                             ----- ------ ------
         Total.............................................. $ 406 $1,028 $4,459
                                                             ===== ====== ======

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate as a result of the following differences for the years ended March 31 (in thousands):

                                                     1995    1996      1997
                                                     -----  -------  --------
   Income tax (benefit) at the federal statutory
    rate............................................ $ 932    $(897) $(13,473)
   Net operating loss carryforwards utilized .......  (720)  (1,616)   (6,361)
   Nondeductible charges for acquired in-process
    research and development........................   --     3,045    19,879
   State income taxes...............................    46       52       474
   Foreign taxes....................................   148      444     1,700
   Merger related costs.............................   --       --      1,103
   Other............................................   --       --      1,137
                                                     -----  -------  --------
       Total........................................ $ 406  $ 1,028  $  4,459
                                                     =====  =======  ========

  Significant components of the Company's deferred tax assets are as follows at March 31 (in thousands):

                                                              1996      1997
                                                            --------  --------
   Net operating loss carryforwards........................ $ 18,324  $ 24,605
   Tax credit carryforwards................................    3,492     3,862
   Acquired intangibles....................................      --      4,357
   Reserves and accruals not currently deductible..........    3,301     2,815
   Depreciation............................................    1,323       660
   Other...................................................      802     2,153
                                                            --------  --------
   Total deferred tax assets...............................   27,242    38,452
   Valuation allowance for deferred tax assets.............  (27,242)  (38,452)
                                                            --------  --------
                                                            $    --   $    --
                                                            ========  ========

  The valuation allowance increased by $5,647,000 and $11,210,000 in 1996 and 1997, respectively. Approximately $14,119,000 of the valuation allowance is attributable to stock options, the benefit of which will be credited to additional paid-in capital when realized.

  FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net loss for the prior three years, the Company has provided a full valuation allowance against its net deferred tax assets. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

  At March 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $69,000,000 and tax credit carryforwards of $3,900,000 that expire in 1997 through 2012. As a result of the sale of common stock in June 1995, the Company incurred a change in stock ownership as defined under Section 382 of the Internal Revenue Code of 1986. Accordingly, approximately $29,000,000 of the Company's net operating loss carryforwards and $3,100,000 of the tax credit carryforwards will be subject to an annual limitation regarding their utilization against taxable income in future years. Such losses and credits will be available to offset the income tax liability attributable to annual taxable income of approximately $8,700,000.

11. MAJOR CUSTOMERS, RELATED PARTIES, AND INTERNATIONAL SALES.

  IBM divested its shares of the Company's outstanding stock during the secondary offering in the first quarter of fiscal 1996. IBM owned approximately 13% of the Company's outstanding stock at the end of 1995 and sales

                         RATIONAL SOFTWARE CORPORATION

                                MARCH 31, 1997
to IBM amounted to 3% of the Company's revenue in 1995. Sales to Lockheed Martin Corporation, which had a representative on the Board through September 1995, amounted to 2%, and 4% of the Company's revenue in 1995 and 1996, respectively.

  The Company also derives revenues from the sale of its products to customers in international geographic areas. Total revenue from international sales and related consulting and customer support in different geographic areas is as follows at March 31, (in thousands):

                                                        1995    1996     1997
                                                       ------- ------- --------
   Net Sales to Customers:
     Western Europe................................... $12,776 $25,066 $ 31,934
     Other............................................  13,086  10,873   13,924
                                                       ------- ------- --------
       Total.......................................... $25,862 $35,939 $ 45,858
                                                       ======= ======= ========

  Other primarily consists of sales to Canada and the Asia/Pacific region.

12. QUARTERLY INFORMATION (UNAUDITED)

  The following table presents unaudited quarterly operating results for each of the Company's eight quarters in the two-year period ended March 31, 1997.

                                                      QUARTER ENDED
                                            -----------------------------------
                                            JUNE 30 SEPT. 30 DEC. 31   MARCH 31
                                            ------- -------- --------  --------
   1997
   Total revenue........................... $32,002 $34,025  $ 39,057  $ 40,289
   Gross margin............................  24,054  25,754    29,697    30,168
   Operating income(loss)..................   4,956   5,718   (13,743)  (43,343)
   Net income(loss)........................   5,093   5,872   (11,836)  (42,083)
   Net income (loss) per share.............    0.11    0.13     (0.26)    (0.89)
   1996
   Total revenue........................... $22,065 $24,579  $ 27,445  $ 29,863
   Gross margin............................  15,627  18,075    20,073    21,528
   Operating income (loss).................     662   1,840   (11,022)    4,128
   Net income (loss).......................     750   2,171   (10,874)    4,363
   Net income (loss) per share.............    0.02    0.06     (0.29)     0.10

13. SUBSEQUENT EVENTS

  On April 6, 1997, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") providing for the merger of Pure Atria Corporation ("Pure Atria") with and into Wings Merger Corporation, a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, all of the outstanding shares of Pure Atria common stock and each outstanding option or right to purchase shares of Pure Atria common stock will be exchanged at the ratio of 0.90 shares and options and rights to purchase shares of Rational common stock for each share and option or right to purchase common stock of Pure Atria, respectively. The consummation of the merger requires approval by the Company's stockholders of the reservation and issuance of the shares of the Company's common stock to be issued in the merger. The Company expects to account for the Merger as a pooling of interests and issue approximately 45,493,000 shares in exchange for all outstanding common stock and upon exercise of outstanding options of Pure Atria.

  The Board of Directors has also authorized an increase in the authorized number of shares of common stock from 75,000,000 to 150,000,000, subject to stockholder approval, to provide Rational a sufficient number of shares of common stock to consummate the merger.